USDATA CORPORATION AND SUBSIDIARIES


EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per  share data)


                                           Three Months Ended         Six Months Ended
                                                 June 30,                 June 30,
                                        ------------------------   -----------------------
                                           1997          1996         1997         1996
                                        ----------    ----------   ----------   ----------

Net income (loss)                       $    (602)    $      69    $  (1,439)   $     444
                                        =========     =========    =========    =========

Average common shares outstanding          11,380       11,024       11,233       10,990

Average common share equivalents                -        1,458            -        1,465
                                        ---------    ---------    ---------    ---------

Average number of common shares and
common share equivalents outstanding       11,380       12,482       11,233       12,455
                                        =========    =========    =========    =========

Income (loss) per common share          $   (.05)    $    0.01    $    (.13)   $    0.04
                                        =========    =========    =========    =========


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